Exhibit 10.6
March 22, 2012

Cheval Holdings, Ltd.
Attn: Dale B. Chappell
PO Box 309 Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Ladies and Gentlemen:

This amendment to letter agreement (this “Amendment”) hereby amends that certain letter agreement (the “Letter Agreement”), dated January 3, 2011, by and between Footstar Corporation (“Footstar”) and Cheval Holdings, Ltd. (“Cheval”) regarding non-exclusive consulting and advisory services to be provided by Cheval and made in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 3, 2011, by and among FCB I Holdings Inc. (“Holdings”), FCB I Acquisition Corp. and CPEX Pharmaceuticals, Inc. (“CPEX”). The parties hereby confirm their mutual understanding that the Amendment is intended solely to clarify the parties’ original understanding of the terms of the Letter Agreement as it was intended to be implemented starting April 15, 2011, and is consistent with the actual non-exclusive advisory and consulting work performed by Cheval since closing the transactions contemplated by the Merger Agreement on April 5, 2011. Accordingly, Footstar and Cheval hereby agree to amend the Letter Agreement as follows:

Paragraph (a) of the Letter Agreement is hereby amended and restated in its entirety to state:

“(a) A consulting and advisory fee (the “Consulting Fee”) in the annual amounts described in Schedule I to the this letter shall be paid to Cheval relating to the performance of non-exclusive advisory and consulting services to Footstar relating to (1) Footstar’s indirect investment in CPEX and in connection therewith, CPEX’s patent technologies and their use, application, monetization and relicensing, (2) future investments, acquisitions, joint ventures, partnerships and the like that are compatible with Footstar’s indirect investment in CPEX, and (3) future investments, acquisitions, joint ventures, partnerships and the like unrelated to Footstar’s indirect investment in CPEX, to the extent funds are available to Holdings at the indicated times.  The Consulting Fee shall be paid to an escrow account as specified by Cheval over which Cheval shall have sole investment authority; and shall be released to Cheval upon the earlier of (i) six years following the filing of the consolidated tax return by Footstar relating to the period for which such Consulting Fee was paid, to the extent such tax return was not audited by any governmental or regulatory agency and if so audited, it shall not be paid until such time as the audit is completed with no additional tax or penalty payments due, or (ii) the approval of Footstar’s Board.  The Consulting Fee shall be paid to Cheval and shall not be terminated until the conclusion of the monetization of CPEX’s intellectual property, including the period during which royalties are received by any FCB Entity (as such term is defined in that certain Stockholders Agreement dated January 3, 2011, by and among Footstar, Cheval and Holdings) with respect to the license of Testim® gel for testosterone replacement therapy or any other gel for testosterone replacement or dihydrotestosterone therapy, provided, however, the Consulting Fee shall terminate at anytime as the aggregate annual license fee income received by the FCB Entities is below $1,000,000 per annum (the “Fee Termination Date”). Payments shall be made no later than thirty (30) days following the end of each calendar year.  Some or all of the funds in such escrow account may be reclaimed by Holdings to the extent necessary to provide an appropriate reserve, or to make payments, for taxes. The parties understand that, through affiliated entities, Cheval manages and renders services to other private investment entities and accounts, including those with investment objectives that are substantially similar or identical to Footstar’s.  As a result, Cheval and its respective affiliates and employees will need to allocate their time, as well as investment opportunities, among Footstar and such other entities and accounts.  Cheval and its respective affiliates and employees are required to devote only such amount of time to Footstar as they, in their discretion, deem necessary in good faith, and may also devote a substantial portion of their time and attention to other entities, accounts, investments and activities.”

Except as set forth herein, the terms and provisions of the Letter Agreement shall remain in full force and effect.  On or after the date of this Amendment, this Amendment shall be deemed to be a part of the Letter Agreement.

If you are in agreement with the foregoing, please countersign this Amendment where indicated below.

Very truly yours,

FOOTSTAR CORPORATION

By:	/s/ Jonathan M. Couchman
Name: Jonathan M. Couchman
Title: Chief Executive Officer

Agreed to and accepted as of
March 22, 2012

CHEVAL HOLDINGS, LTD.

By:	/s/ Dale B. Chappell
Name:	Dale B. Chappell
Title:	Director

By:	/s/ Mary E. Chappell
Name:	Mary E. Chappell
Title:	Director